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                                                                     EXHIBIT 5.1


                 OPINION OF WALLER LANSDEN DORTCH & DAVIS, PLLC


                                 August 1, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Province Healthcare Company
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         In our capacity as counsel to Province Healthcare Company, a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-8 (the "Registration Statement") in form as proposed to be filed by the Company under the Securities Act of 1933, as amended, relating to the registration of 2,400,000 shares of the Common Stock, par value $.01 per share, of the Company (the "Common Stock"), pursuant to the terms of the Province Healthcare Company 1997 Long-Term Equity Incentive Plan, as amended, (the "Plan"). In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that the 2,400,000 shares of Common Stock referred to in the Registration Statement, to the extent actually issued pursuant to the Plan and in the manner and on the terms described in the Plan, will be duly and validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,

                                        /s/ Waller Lansden Dortch & Davis, PLLC